UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2026

BENCHMARK ELECTRONICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Texas	001-10560	74-2211011
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 South Rockford Drive
Tempe, Arizona		85288
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (623) 300-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	BHE	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2026, Benchmark Electronics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with David Moezidis, age 54, who, as previously announced on September 2, 2025 and pursuant to the Employment Agreement, will commence employment as the Company’s President and Chief Executive Officer on March 31, 2026 (the “Effective Date”). The Employment Agreement contemplates that Mr. Moezidis will also serve as a director of the Company during the term of the Employment Agreement.

The term of the Employment Agreement concludes on the second anniversary of the Effective Date but will automatically renew for successive two-year terms, unless either the Company or Mr. Moezidis provides at least 90 days’ prior notice of non-renewal. The Employment Agreement provides for an annual base salary of $900,000, an annual target cash bonus opportunity of 115% of annual base salary and a maximum bonus opportunity of 200% of annual base salary.

The Employment Agreement provides for an award to Mr. Moezidis in February 2026 intended to cover his customary annual equity award with respect to his current position of President. For this component, Mr. Moezidis will receive equity awards valued at $2,500,000, with 50% being time-based restricted stock units and 50% being performance stock units. The Employment Agreement further provides that on the Effective Date, Mr. Moezidis will receive additional equity awards with a grant date value of $1,500,000, with 50% being time-based restricted stock units and 50% being performance stock units. In each case, the time-based restricted stock units will vest in three (3) annual and equal installments, generally subject to his continued employment, and the vesting of the performance stock units will be subject to the same performance goals applicable to the performance stock units granted to other officers of the Company in 2026 over a three (3) year performance period, generally subject to his continued employment.

If Mr. Moezidis dies, his spouse or estate shall be entitled to full vesting of all outstanding time-based restricted stock units and all outstanding unvested performance stock units shall be deemed vested at the target level of performance.

In the event the Company terminates Mr. Moezidis’s employment without “cause” (including a non-renewal upon expiration of the term by the Company) or Mr. Moezidis terminates his employment for “good reason”, Mr. Moezidis would be entitled to receive a lump-sum cash payment equal to two times the sum of (i) his annual base salary at the time of his termination (ii) his target cash incentive bonus for the year in which the termination date occurs (the amounts described in clauses (i) and (ii) together, the “Total Cash Amount”), and (iii) a pro rata portion of the annual cash incentive bonus for such year. In addition, Mr. Moezidis would be entitled to pro-rated vesting of all service or time-based and performance equity awards held on the termination date.

In the event the Company terminates Mr. Moezidis’s employment without “cause” or Mr. Moezidis terminates his employment for “good reason” within the 24-month period immediately following a change in control of the Company, then Mr. Moezidis would instead be entitled to receive a lump-sum cash payment equal to three times the Total Cash Amount and Mr. Moezidis would be entitled to receive full accelerated vesting of all his outstanding and unvested time-based equity awards (with no pro-ration) and vesting of all of his unvested performance equity awards based on target performance (with no pro-ration).

The foregoing severance payments and benefits are subject to Mr. Moezidis’s execution of a customary release of claims against the Company. The Employment Agreement includes covenants restricting Mr. Moezidis’s ability to compete with the Company or solicit the Company’s customers or employees for a two-year period following the termination date.

The Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement dated February 19, 2026 between the Company and David Moezidis
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Date:	February 24, 2026	By:	/s/ Stephen J. Beaver
Stephen J. Beaver, Esq. Senior Vice President, General Counsel and Chief Legal Officer